Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-188070) pertaining to the Equity Incentive Plan of Hannon Armstrong Sustainable Infrastructure Capital, Inc. of our reports dated April 3, 2013, with respect to financial statements of EnergySource LLC and Hudson Ranch I Holdings, LLC as of December 31, 2012 and 2011 and the years then ended, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

San Diego, California

March 11, 2014